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                            ADMINISTRATION AGREEMENT

         AGREEMENT made as of July , 1992, by and between BNY Hamilton Funds, Inc., a corporation organized under the laws of Maryland (the "Corporation"), and BNY Hamilton Distribu tors, Inc. a Delaware Corporation (the
"Administrator").

                              W I T N E S S E T H :

         WHEREAS, the Corporation is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Corporation intends to offer its shares in the series set forth in Exhibit A hereto (each a "Series" and collectively the "Series");

         WHEREAS, the Corporation desires to retain the Adminis trator to provide administration services for the Series and the Administrator is willing to provide such services, all as more fully set forth below;

         NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

         1.       Appointment.

         The Corporation hereby appoints the Administrator as its agent for the term of this Agreement to perform the ser vices described herein. The Administrator hereby accepts such appointment and agrees to perform the duties herein after set forth.

         2.       Representations and Warranties.

         The Corporation hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing, that:

         (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

         (b) This Agreement has been duly authorized, executed and delivered by the Corporation in accordance with all requisite action and constitutes a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms; and

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         (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now con ducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         3.       Delivery of Documents.

         (a) The Corporation will promptly deliver to the Administrator a true and correct copy of each of the follow ing documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                (i) The Corporation's articles of incorporation and all amendments thereof (the "Charter");

               (ii) The Corporation's bylaws (the "Bylaws");

              (iii) Resolutions of the Corporation's board of directors (the "Board") authorizing the execution, delivery and performance of this Agreement by the Corporation;

               (iv) The Corporation's registration statement most recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of the Corporation (the "Registration Statement");

                (v) The Corporation's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

               (vi) The Corporation's Prospectus and Statement of Additional Information pertaining to each Series (collectively, the "Prospectus").

         (b) The Charter shall be certified by the Maryland State Department of Assessments and Taxation. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Corporation.

         (c) It shall be the sole responsibility of the Corpor ation to deliver to the Administrator the currently effec tive Prospectus of each Series and the Administrator shall not be deemed to have notice of any information contained in

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such Prospectus until it is actually received by the Administrator.

         4. Duties and Obligations of the Administrator.

         (a) Subject to the direction and control of the Corporation's Board and the provisions of this Agreement, the Administrator shall provide to each Series the adminis trative services set forth on Schedule I attached hereto.

         (b) In performing hereunder, the Administrator shall provide, at its expense, office space, facilities, equipment and personnel.

         (c) The Administrator, in its role as administrator, shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Series, distribution of shares of any Series or other services normally performed by the Series' respective counsel or independent auditors.

         (d) Upon receipt of a Series' prior written consent, the Administrator may delegate any of its duties and obliga tions hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. The Administrator shall not be liable to any Series for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as the Administrator acts in good faith and without gross negligence or wilful misconduct in the selection of such delegee or agent.

         (e) The Corporation shall cause its officers, advi sors, sponsor, distributor, legal counsel, independent accountants and transfer agent to cooperate with the Admin istrator and to provide the Administrator, upon request, with such information, documents and advice relating to such Series as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by each Series when acting in reliance, upon the instructions, advice or any documents relating to such Series provided to the Administrator by any of the aforemen tioned persons. All fees or costs charged by such persons shall be borne by the appropriate Series.

         (f) Nothing in this Agreement shall limit or restrict the Administrator, any affiliate of the Administrator or any officer or employee thereof from acting as administrator for or with any third parties.

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         (g) The Administrator shall have no duties or respons ibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Administrator in connection with this Agreement.

         (h) The Administrator is hereby authorized to contract with one or more third parties for the provision of the administrative services set forth on
Schedule I hereto; provided that no assignment of responsibility will release the Administrator from its primary responsibility for providing such services to each Series.

         5.       Allocation of Expenses.

         Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the perform ance of this Agreement shall be paid by the appropriate Series, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, inter est, brokerage fees and commissions, insurance premiums, compensation and expenses of such Series' directors, offi cers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Series shares, fees and expenses incident to the regis tration or qualification under federal or state securities laws of the Series or its shares, costs (including printing and mailing costs) of preparing and distributing Prospec tuses, reports, notices and proxy material to such the shareholders of such Series, all expenses incidental to holding meetings of such Series' directors and shareholders, and extraordinary expenses as may arise, including litiga tion affecting such Series and legal obligations relating thereto for which the Series may have to indemnify its directors and officers.

         6.       Standard of Care; Indemnification.

         (a) Except as otherwise provided herein, the Adminis trator shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Series, except those costs, expenses, damages, liabilities or claims arising out of the Adminis trator's own bad faith, gross negligence or wilful miscon duct. In no event shall the Administrator be liable to any Series or any third party for special, indirect or conse quential damages, or lost profits or loss of business, arising under or in connection with this Agreement.

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         (b) Each Series shall indemnify and hold harmless the Administrator from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Series), and reasonable attorneys' and accountants' fee relating thereto, which are sustained or incurred or which may be asserted against the Administrator, by reason of or as a result of any action taken or omitted to be taken by the Administrator in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same, (ii) such Series' Registration Statement or Prospec tus, (iii) any instructions of an officer of such Series, or (iv) any opinion of legal counsel for such Series or the Administrator, or arising out of transactions or other activities of such Series which occurred prior to the commencement to this Agreement; provided, that no Series shall indemnify the Administrator for costs, expenses, damages, liabilities or claims arising out of the Adminis trator's own negligence, bad faith or wilful misconduct. This indemnity shall be a continuing obligation of each Series, its successors and assigns, notwithstanding the termination of this Agreement.

         (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, inden ture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by the Administrator to be genuine or bearing the signature of a person or per sons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Series or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

         7.       Compensation.

         For the services provided hereunder, each Series agrees to pay the Administrator at the end of each month an Admin istration fee accrued daily and payable monthly based on the annual percentage rate of such Series' average daily net assets as set forth in Exhibit A hereto. Each Series authorizes the Administrator to debit such Series' custody account for all amounts due and payable hereunder. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full month and shall be payable upon the effective date of termination of this Agreement. For the purpose of deter mining compensation payable to the Administrator, each Series' net asset value shall be computed at the times and in the manner specified in the Series' Prospectus.

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         8.       Term of Agreement.

         (a) This Agreement shall continue until June 30, 1994, and thereafter unless terminated by either the Administrator giving to a Series, or a Series giving to the Administrator, a notice in writing specifying the date of such termination, which date shall be not less than 60 days after the date of the giving of such notice. Upon termination hereof, the affected Series shall pay to the Administrator such compen sation as may be due as of the date of such termination, and shall reimburse the Administrator for any disbursements and expenses made or incurred by the Administrator and payable or reimbursable hereunder.

         (b) Notwithstanding the foregoing, the Administrator may terminate this Agreement upon 60 days' prior written notice to a Series if such Series shall fail to perform its obligations hereunder in a material respect.

         9.       Amendment.

         This Agreement may not be amended or modified in any manner except by a written agreement executed by the Admin istrator and the Series to be bound thereby, and authorized or approved by the Corporation's Board of Directors.

         10.      Assignment.

         This agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Series without the written consent of the Administrator, or by the Administrator without the written consent of the affected Series accompanied by the authori zation or approval of such Series' Board.

         11.      Governing Law.

         This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

         12.      Severability.

         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

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         13.      No Waiver.

         Each and every right granted to the Administrator here under or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrator to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrator of any right preclude any other or future exercise thereof or the exercise of any other right.

         14.      Notices.

         All notices, requests, consents and other communica tions pursuant to this Agreement in writing shall be sent as follows:

         if to a Series, at

         c/o BNY Hamilton Funds, Inc.
         156 W. 56th Street, Suite 1902
         New York, New York  10019
         Attention:  Richard E. Stierwalt

         with a copy to

         The Bank of New York
         One Wall Street
         New York, New York 10015
         Attn:  [General Counsel];

         if to the Administrator, at

         BNY Hamilton Distributors, Inc.
         156 West 56th Street
         New York, New York  10019
         Attn:  Richard E. Stierwalt
                Chief Executive Officer;

or at such other place as may from time to time be desig nated in writing. Notices hereunder shall be effective upon receipt.

         15.      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

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         16.      Several Obligations.

         The parties acknowledge that the obligations of the Series hereunder are several and not joint, that no Series shall be liable for any amount owing by another Series and that the Series have executed one instrument for convenience only.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:
                                                     (on behalf of each Series
                                                     identified on Exhibit A
                                                     attached hereto)


                                            BNY HAMILTON DISTRIBUTORS, INC.



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

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                                    EXHIBIT A

Name of Series
--------------

1.)      BNY Hamilton Money Fund                              .10%

2.)      BNY Hamilton Intermediate
         Government Fund                                      .20%

3.)      BNY Hamilton Intermediate
         New York Tax-Exempt Fund                             .20%

4.)      BNY Hamilton Equity Income Fund                      .20%

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                                   SCHEDULE I

Administrative Services  [ * TO BE EXPANDED * ]
-----------------------

         1. Maintain each Series' minute book and its general corporate records (including accounting books and records).

         2. Maintain all records required of registered investment companies pursuant to Section 31 of the 1940 Act and the Rules thereunder.

         3. Monitor and document compliance by each Series with its policies and restrictions as described in its Prospectus.

         4. Participate in the periodic updating of each Series' Registration Statement and Prospectus and, subject to approval by such Series' Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Series' shareholders, including annual and semi-annual reports to shareholders, annual and semi-annual Form N-SAR, notices pursuant to Rule 24(f)-2 and proxy materials.

         5. Prepare federal, state and local income tax returns for each Series and file such returns upon the approval of the Series' respective independent accountants; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to each Series' direc tors; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to Original Issue Discount and premium amortization as required; perform ongoing wash sales review (i.e., purchases and sales of Series investments within 30 days of each other).

         6. Prepare and, subject to approval of each Series' Treasurer, disseminate to such Series' Board quarterly unaudited financial statements and schedules of such Series investments and make presentations to the Board, as appropriate.

         7. Subject to approval of each Series' Board, assist such Series in obtaining fidelity bond and E&O/D&O insurance coverage.

         8. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI and Lipper Analytical).

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         9.       Attend shareholder and Board meetings as requested from time to time.

         10.      Maintain expense files and coordinate the payment of invoices.

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